Exhibit 4.3

FORM OF REPRESENTATIVE’S WARRANT AGREEMENT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF SUCH SECURITIES BY ANY PERSON FOR A PERIOD OF ONE YEAR FOLLOWING THE DATE OF EFFECTIVENESS OF THE REGISTRATION STATEMENT NO. 333-195632 AS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

REPRESENTATIVE’S WARRANT TO PURCHASE COMMON STOCK

Warrant No.: WA-__	Original Issue Date: ____________, 2014

FIRST CHOICE HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby certifies that, for value received, LAIDLAW & COMPANY (UK) LTD., or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of __________ shares of common stock, $0.001 par value per share (“Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, collectively, the “Warrant Shares”) at an exercise price per share equal to $_____ per share (as may be adjusted from time to time as provided in Section 9 hereof, the “Exercise Price”), at any time, and from time to time, on or after the one year anniversary of the date of effectiveness of the registration statement related to the Offering (the “Exercise Date”) but not after the Expiration Time (as hereinafter defined), upon and subject to the terms and conditions set forth herein.

This Warrant (this “Warrant”) is issued pursuant to and in connection with that certain Underwriting Agreement, dated as of ___________, 2014, by and among the Company and the Underwriters named therein, relating to a firm commitment public offering of Units, each Unit comprised of two shares of Common Stock and one warrant to purchase one share of Common Stock, underwritten by the Underwriters. This Warrant is subject to a one-year lock-up period from the date of effectiveness of the registration statement related to this Offering. The terms not otherwise defined herein shall have the meaning ascribed to them in the Underwriting Agreement.

1. Date of Warrant Exercise. This Warrant shall become exercisable on the Exercise Date, which is one (1) year after the date of effectiveness of the registration statement related to the Offering. Except as otherwise provided for herein or as permitted by applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), neither this Warrant nor the underlying Warrant Shares shall be sold, transferred, assigned, pledged or hypothecated prior to the date that is one (1) year following the date of effectiveness of the registration statement related to the Offering pursuant to FINRA Rule 5110(g)(1), except as permitted under FINRA Rule 5110(g)(2).

2. Expiration of Warrant. This Warrant shall expire on the five (5) year anniversary of the date of effectiveness of the registration statement related to the Offering (the “Expiration Date”).

3. Exercise of Warrant. This Warrant shall be exercisable pursuant to the terms of this Section 3.

3.1 Manner of Exercise.

(a) This Warrant may only be exercised by the Holder hereof on or after the Exercise Date and on or prior to the Expiration Date, in accordance with the terms and conditions hereof, in whole or in part (but not as to fractional shares) with respect to any portion of this Warrant, during the Company’s normal business hours on any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized by law to be closed (a “Business Day”), by surrender of this Warrant to the Company at its office maintained pursuant to Section 10.2(a) hereof, accompanied by a written exercise notice in the form attached as Exhibit A to this Warrant (or a reasonable facsimile thereof) duly executed by the Holder, together with the payment of the aggregate Exercise Price for the number of Warrant Shares purchased upon exercise of this Warrant. Upon surrender of this Warrant, the Company shall cancel this Warrant document and shall, in the event of partial exercise, replace it with a new Warrant document in accordance with Section 3.3.

(b) Except as provided for in Section 3.1(c) below, each exercise of this Warrant must be accompanied by payment in full of the aggregate Exercise Price in cash by check or wire transfer in immediately available funds for the number of Warrant Shares being purchased by the Holder upon such exercise.

(c) The aggregate Exercise Price for the number of Warrant Shares being purchased may also, in the sole discretion of the Holder, be paid in full or in part on a “cashless basis” at the election of the Holder:

(i)	in the form of Common Stock owned by the Holder (based on the Fair Market Value (as defined below) of such Common Stock on the date of exercise);

(ii)	in the form of Warrant Shares withheld by the Company from the Warrant Shares otherwise to be received upon exercise of this Warrant having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Warrant Shares being purchased by the Holder; or

(iii)	by a combination of the foregoing, provided that the combined value of all cash and the Fair Market Value of any shares surrendered to the Company is at least equal to the aggregate Exercise Price for the number of Warrant Shares being purchased by the Holder.

For purposes of this Warrant, the term “Fair Market Value” means with respect to a particular date, the average closing price of the Common Stock for the five (5) trading days immediately preceding the applicable exercise herein as officially reported by the principal securities exchange on which the Common Stock is then listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any securities exchange as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

For purposes of illustration of a cashless exercise of this Warrant under Section 3.1 (c)(ii) (or for a portion thereof for which cashless exercise treatment is requested as contemplated by Section 3.1(c)(iii) hereof), the calculation of such exercise shall be as follows:

X = Y (A-B)/A

where:

X = the number of Warrant Shares to be issued to the Holder (rounded to the nearest whole share).

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Fair Market Value of the Common Stock.

B = the Exercise Price.

(d) For purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and sub-section (d)(3)(ii) thereof, it is intended, understood, and acknowledged that the Common Stock issuable upon exercise of this Warrant in a cashless exercise transaction as described in Section 3.1(c) above shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood, and acknowledged that the holding period for the Common Stock issuable upon exercise of this Warrant in a cashless exercise transaction as described in Section 3.1(c) above shall be deemed to have commenced on the date this Warrant was issued.

3.2 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been duly surrendered to the Company as provided in Sections 3.1 and 12 hereof, and, at such time, the Holder in whose name any certificate or certificates for Warrant Shares shall be issuable upon exercise as provided in Section 3.3 hereof shall be deemed to have become the holder or holders of record thereof of the number of Warrant Shares purchased upon exercise of this Warrant.

3.3 Delivery of Common Stock Certificates and New Warrant.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than five Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Registration Statement is not effective and if the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), (i) a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, or (ii) an electronic delivery of the Warrant Shares to the Holder’s account at the Depository Trust Company (“DTC”) or another established clearing corporation performing similar functions, unless, in the case of clauses (i) and (ii) above, restrictive legends as may be required under the Securities Act, in which case, such Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. If the Warrant Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its reasonable best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, if available; provided that the Company may, but shall not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation.

(b) To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(c) In case exercise is in part only, the Company shall cause to be issued a new Warrant document of like tenor, dated the date hereof, for the remaining number of Warrant Shares issuable upon exercise of this Warrant after giving effect to the partial exercise of this Warrant (including the delivery of any Warrant Shares as payment of the Exercise Price for such partial exercise of this Warrant) and delivered to and in the name of the Holder, without charge.

4. Certain Adjustments. For so long as this Warrant is outstanding:

4.1 Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor or the stockholders of the Company, immediately prior to such merger or consolidation, do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed, pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 4.1 below) (any such case or event specified in clauses (i) through (iv) above, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”).

4.2 Splits and Subdivisions; Dividends. In the event the Company should at any time or from time to time effectuate a split or subdivision of the outstanding shares of Common Stock or pay a dividend in or make a distribution payable in additional shares of Common Stock or other securities, or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of the applicable record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Exercise Price shall be appropriately decreased and the number of Warrant Shares shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares; provided, however, that no adjustment shall be made in the event the split, subdivision, dividend or distribution is not effectuated.

4.3 Combination of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the per share Exercise Price shall be appropriately increased and the number of shares of Warrant Shares shall be appropriately decreased in proportion to such decrease in outstanding shares.

5. No Impairment. The Company will not, by amendment of its certificate of incorporation or by-laws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all of the terms and in the taking of all actions necessary or appropriate in order to protect the rights of the Holder against impairment.

6. Notice as to Adjustments. With respect to each adjustment pursuant to Section 4 of this Warrant, the Company, at its expense, will promptly compute the adjustment or re-adjustment in accordance with the terms of this Warrant and furnish the Holder with a certificate certified and confirmed by the Secretary or Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or re-adjustment and the amount of such adjustment or re-adjustment, the method of calculation thereof and the facts upon which the adjustment or re-adjustment is based, and the Exercise Price and the number of Warrant Shares or other securities purchasable hereunder after giving effect to such adjustment or re-adjustment, which report shall be mailed by first class mail, postage prepaid to the Holder.

7. Reservation of Shares. The Company shall, solely for the purpose of effecting the exercise of this Warrant, at all times during the term of this Warrant, reserve and keep available out of its authorized shares of Common Stock, free from all taxes, liens and charges with respect to the issue thereof and not subject to preemptive rights of shareholders of the Company, such number of its shares of Common Stock as shall from time to time be sufficient to effect in full the exercise of this Warrant. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect in full the exercise of this Warrant, in addition to such other remedies as shall be available to Holder, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its Reasonable Best Efforts (as defined in Section 14 hereof) to obtain the requisite shareholder approval necessary to increase the number of authorized shares of Common Stock. The Company hereby represents and warrants that all shares of Common Stock issuable upon exercise of this Warrant shall be duly authorized and, when issued and paid for upon exercise, shall be validly issued, fully paid and nonassessable.

8. Post-Effective Amendment. As soon as practicable after the Exercise Date, and in no event later than ten (10) days thereafter, the Company shall, at its sole expense, prepare and file a post-effective amendment to Registration Statement No. 333-195632 for the registration for resale of the Warrant Shares.

9. Restrictions on Transfer. Notwithstanding any other provision of this Warrant: (a) prior to the Exercise Date, this Warrant may only be transferred or assigned to the persons permitted under FINRA Rule 5110(g), and (b) subject at all times to FINRA Rule 5110(g), no opinion of counsel shall be necessary for a transfer of the Warrant or Warrant Shares by the holder thereof to any Person employed by or owning equity in the Holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if the transferee were the original purchaser hereof and such transfer is permitted under applicable securities laws.

10. Ownership, Transfer, Sale and Substitution of Warrant.

10.1 Ownership of Warrant. The Company may treat any Person in whose name this Warrant is registered in the Warrant Register maintained pursuant to Section 10.2(b) hereof as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to Sections 9 and 10 hereof, this Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.

10.2 Office; Exchange of Warrant.

(a) The Company will maintain its principal office at the location identified in the prospectus relating to the Offering or at such other offices as set forth in the Company’s most current filing (as of the date notice is to be given) under the Securities Exchange Act of 1934, as amended, or as the Company otherwise notifies the Holder.

(b) The Company shall cause to be kept at its office maintained pursuant to Section 10.2(a) hereof a warrant register (the “Warrant Register”) for the registration and transfer of the Warrant. The name and address of the holder of the Warrant, the transfers thereof and the name and address of the transferee of the Warrant shall be registered in such Warrant Register. The Person in whose name the Warrant shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c) Upon the surrender of this Warrant, properly endorsed, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 10.2(a) hereof, the Company at its expense will (subject to compliance with Section 9 hereof, if applicable) execute and deliver to or upon the order of the Holder thereof a new Warrant of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered (after giving effect to any previous adjustment(s) to the number of Warrant Shares).

10.3 Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any mutilation, upon surrender of this Warrant for cancellation at the office of the Company maintained pursuant to Section 10.2(a) hereof, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

10.4 Opinions. In connection with the sale of the Warrant Shares by Holder, the Company agrees to cooperate with the Holder, and at the Company’s expense, have its counsel provide any legal opinions required to remove any restrictive legends from the Warrant Shares in connection with a sale, transfer or legend removal request of Holder.

11. No Rights or Liabilities as Stockholder. No Holder shall be entitled to vote or receive dividends or be deemed the holder of any shares of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the shares of Common Stock purchasable upon the exercise hereof shall have become deliverable, as provided herein. The Holder will not be entitled to share in the assets of the Company in the event of a liquidation, dissolution or the winding up of the Company.

12. Notices. Any notice or other communication in connection with this Warrant shall be given in writing and directed to the parties hereto as follows: (a) if to the Holder, at the address of the holder in the Warrant Register maintained pursuant to Section 10 hereof, or (b) if to the Company, to the attention of its Chief Executive Officer at its office maintained pursuant to Section 10.2(a) hereof; provided, that the exercise of the Warrant shall also be effected in the manner provided in Section 3 hereof. Notices shall be deemed properly delivered and received when delivered to the notice party (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile or electronic means, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine or confirmation of electronic delivery, (iii) if sent by a commercial overnight courier for delivery on the next Business Day, on the first Business Day after deposit with such courier service, or (iv) if sent by registered or certified mail, five (5) Business Days after deposit thereof in the U.S. mail.

13. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of shares of Common Stock underlying this Warrant upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the transfer or registration of this Warrant or any certificate for shares of Common Stock underlying this Warrant in a name other that of the Holder. The Holder is responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving shares of Common Stock underlying this Warrant upon exercise hereof.

14. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of New York located in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by any manner permitted by law. The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof. When used herein, the term “Reasonable Best Efforts” means, with respect to the applicable obligation of the Company, reasonable best efforts for similarly situated, publicly-traded companies.

IN WITNESS WHEREOF, the Company has caused this Representative’s Warrant to be duly executed as of the date first above written.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

By:
Name: Donald A. Bittar
Title: Chief Financial Officer

EXHIBIT A

FORM OF EXERCISE NOTICE
[To be executed only upon exercise of Warrant]

To FIRST CHOICE HEALTHCARE SOLUTIONS, INC.:

The undersigned registered holder of the within Warrant hereby irrevocably exercises the Warrant pursuant to Section 3.1 of the Warrant with respect to [_____] Warrant Shares, at an exercise price of $[____] per share, and requests that the certificates for such Warrant Shares be issued, subject to Sections 9 and 10, in the name of and delivered to:

The undersigned is hereby making payment for the Warrant Shares in the following manner:

[check one]

☐ by cash in accordance with Section 3.1(b) of the Warrant

☐ via cashless exercise in accordance with Section 3.1(c) of the Warrant in the following manner:

The undersigned hereby represents and warrants that it is, and has been since its acquisition of the Warrant, the record and beneficial owner of the Warrant.

Dated:

Print or Type Name

(Signature must conform in all respects to name of
holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                     (the “Transferee”) the right represented by the within Warrant to purchase                                    shares of common stock of First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), to which the within Warrant relates, and appoints                                                                   as attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

Signed in the presence of:

(Signature of Transferee)

(Street Address)

(City) (State) (Zip Code)